Exhibit 99.1
Media Release
Mymetics Corporation acquires Virosome Biologicals B.V.
This acquisition advances Mymetics’ corporate strategy to expand its vaccine portfolio and enhances Mymetics’ implementation of the virosome delivery technology.
NYON, Switzerland, March 9, 2009 — Mymetics (www.mymetics.com) Corporation (OTCBB: MYMX), announced today that it has signed a Share Purchase Agreement to acquire 100% of Bestewil Holding B.V. , parent company of Virosome Biologicals B.V., from Norwood Immunology Limited (LSE:NIM) for cash and considerations.
Virosome Biologicals B.V. is engaged in the development of a proprietary vaccine delivery platform (virosome) as well as intranasal influenza and RSV vaccines. Under the terms of the Share Purchase Agreement, Antonius Stegmann co-founder and CSO of Virosome Biologicals B.V will remain, CSO of Virosome Biologicals B.V.
The acquisition of Virosome Biologicals will expand Mymetics’ current portfolio of vaccines which includes an HIV/AIDS early stage preventative vaccine in a Phase I Human Clinical trial in Belgium, and a Malaria vaccine currently in a Phase Ib Human Clinical trial in Tanzania. The acquisition brings two collaborations, an Influenza vaccine in a Phase II Human Clinical trial in collaboration with the Solvay Group (NYSE Euronext SOLB.BE), and in collaboration with MedImmune, a Respiratory Syncytial Virus (RSV) vaccine under pre-clinical testing used to treat a major cause of respiratory illness in young children, as well as Bestewil’s Herpes Simplex Virus development, for a total pipeline of three vaccine candidates.
The closing will take place on April 1, 2009. The purchase price of € 7.5million (US$ 9.4 million) includes cash of €5 million, a secured 36 month 5% convertible and redeemable note of €2.5 million, as well as options with a value of approximately US$9.6 million. Conversion will be at the lesser of US$ 0.80 or the issue price of the shares of common stock that the Corporation intends to issue after the closing date for the purpose of raising the necessary funds to repay the bridge loan. Further consideration to be paid after completion of the Share Purchase Agreement includes:
•	A payment of up to €2.8 million in cash in the event of a license agreement being signed with a third party to access Bestewil intellectual property and know how in the field of RSV (Respiratory Syncytial Virus) (“RSV Licence”),

•	A payment of up to €3 million in cash should Solvay Pharmaceuticals B.V., a member of the Solvay Group (2006 sales US$3 billion) commence a Phase III clinical trial for its intranasal influenza vaccine,

•	A payment of 50% of Mymetics net royalties received from a RSV License, payable in cash to Norwood ,

•	A 25% share of any net amounts received by Mymetics from a third party HSV (Herpes Simplex Virus) License based upon Bestewil intellectual property payable in cash.
Further details may be found in the Share Purchase Agreement incorporated in the company’s Form 8-K filed with the Securities & Exchange Commission on March 9, 2009.
“This second acquisition fits into our corporate strategy; it increases our vaccine portfolio from two to three vaccines, it enhances the virosome delivery methodology, and it strengthens our research and development team” stated Christian Rochet CEO Mymetics Corp. “The enlarged company will have increased research capabilities, an expanded intellectual property portfolio and a strong set of clinical trials in the field of immunology” continued Christian Rochet.
About Virosome Biologicals B.V.
Virosome Biologicals B.V., located in Leiden, Netherlands is focused on the development of virosome based vaccines. The Solvay influenza vaccine using a Virosome Biologicals adjuvant is currently in Phase II Human Clinical trials utilising Virosome Biologicals’ virosome adjuvant.
On December 5th 2008 Virosome Biologicals B.V. signed a six month exclusive evaluation agreement for their virosome vaccine technology with MedImmune, an AstraZeneca subsidiary and recognized leader in vaccine research and development. Virosome Biologicals B.V. agreed to an exclusive six month collaborative research programme with MedImmune in exchange for an exclusivity fee and the reimbursement of certain costs associated with identified MedImmune vaccine candidates and the Virosome Biologicals B.V.’s virosome technology.
Virosome Biologicals have also developed a proprietary method of producing virosomes that maintain an excellent membrane fusion activity, a key component in the initial stimulation of the immune system. Virosome Biologicals’ adjuvanted virosome technology is licensed to Solvay for the development of intranasal influenza vaccines, with milestones and royalties payable to Virosome Biologicals as the clinical development and commercialisation progresses. Solvay is responsible for clinical trials as well as the development and commercialisation of the vaccine and has successfully concluded a Phase I Human Clinical trial thus triggering a milestone payment to Virosome Biologicals. The vaccine was found to be safe and well tolerated. Solvay is continuing to test the vaccine in Phase II Human Clinical trials.
About Mymetics
In February 2009 Mymetics announced the success of its pre-clinical HIV/AIDS viral challenge. The proven success of their vaccine in primates could not have been more compelling: the vaccinated group either proved resistant to the virus or remained at a non detectable level, whereas the non-vaccinated animals were completely infected. This success further prompted Mymetics to apply to the competent European regulatory authority to authorize the commencement of the Phase I Human Clinical Trials. Approval was granted in December 2008.
Mymetics Malaria vaccine has completed a first round of Human Clinical trial Phases I and II on adults in Switzerland and in the U.K., for testing of an initial two-antigen formulation. A Phase 1b clinical trial has been launched in Tanzania to extend the protocol to children and teenagers in a naturally endemic area with results expected in Q3 2009. A new cycle of Phase I and II Clinical trials with five antigens is scheduled thereafter in Q1 2010.
Contact

Ernest Luebke Chief Financial Officer Mymetics Corp. Tel: Europe +41 22 363 1310 ernest.luebke@mymetics.com	Anthony Jessop Senior Vice President Mymetics Corp. Tel: North America 1 303 800 6606 anthony.jessop@mymetics.com

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